December 14, 1999


Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549


Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on November 23, 1999, filed by our former client, McHenry Metals Golf Corp. We agree with the statements made in response to that Item insofar as they relate to our Firm. Our Firm has only issued an opinion on the consolidated financial statements of McHenry Metals Golf Corp. at and for the year ended December 31, 1998.

Very truly yours,

      BDO Seidman, LLP